EXHIBIT 99.1

FOR IMMEDIATE RELEASE: November 14, 2005

CONTACT:	Jacobs Entertainment, Inc.
Stephen R. Roark, President of Casino Operations and
Chief Financial Officer
303-215-5200 ext. 201

Jacobs Entertainment, Inc. Reports Third Quarter and Nine Month Results

GOLDEN, Colorado, November 14, 2005 – Jacobs Entertainment, Inc. (JEI), an owner and operator of multiple gaming properties, today announced unaudited financial results for its third quarter and nine-month period ended September 30, 2005.

Net revenue for the third quarter of 2005 was $60.6 million versus $49.9 million in the third quarter of the previous year.  A net loss for the third quarter of 2005 was $8.9 million compared to a net loss of $1.1 million in the third quarter of the previous year.

Net revenue for the nine-month period ended September 30, 2005 was $168.5 million compared to $145.1 million for the nine-month period ended September 30, 2004.  Net loss for the nine-month period ended September 30, 2005 was $7.0 million compared to net income of $4.8 million for the same period in the previous year.

JEI will host a conference call to discuss its operating results for the third quarter and nine-month period ended September 30, 2005.  The conference call will be held at 10:30 a.m. Eastern Time on Thursday, November 17, 2005, and will be hosted by Stephen R. Roark, President of Casino Operations and CFO of JEI, and Ian M. Stewart, President of Pari-Mutuel and Video Poker Operations, along with other members of the management team.

To participate in the JEI conference call on Thursday, November 17, 2005, at 10:30 a.m. Eastern Time, please dial (866)-550-6338 and give confirmation code #1268453.  Please call 5-7 minutes before the call is to begin.

If you are unable to join the JEI conference call, you may access a replay of the call starting at 2:00 p.m. Eastern Time on Thursday, November 17, 2005.  To access the replay, please dial (888) 203-1112 and reference the confirmation code #1268453.  The replay will continue until Midnight Eastern Time on November 24, 2005.

Based in Golden, Colorado, Jacobs Entertainment is the owner and operator of The Lodge Casino at Black Hawk, the Gilpin Hotel Casino in Black Hawk, The Gold Dust West Casino in Reno, Nevada (the casino properties), Colonial Downs racetrack and seven related off-track wagering facilities in Virginia and nine truck plaza video gaming facilities in Louisiana.

Our business and financial performance are subject to a number of risks and uncertainties that might adversely affect our operating results in the future in a material way:  intensity of competition, our ability to meet debt obligations, regulatory compliance, taxation levels, effects of national and regional economic and market conditions, labor and marketing costs, success of our diversification plan and the successful integration of our operations.

JACOBS ENTERTAINMENT, INC.

FINANCIAL HIGHLIGHTS (unaudited)

(dollars in thousands)

SELECTED STATEMENT OF OPERATIONS DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues:
Casinos	$30,445	$27,726	$87,085	$81,893
Truck stops	8,194	5,897	23,334	18,498
Pari-mutuel	9,862	8,484	27,162	25,032
Food, beverage, fuel & other	18,325	13,169	48,344	34,997
Promotional allowances	(6,193)	(5,375)	(17,427)	(15,332)
Net revenue	$60,633	$49,901	$168,498	$145,088

Total Costs and Expenses	$63,442	$46,029	$158,628	$125,547

Net Income (Loss)	$(8,862)	$(1,068)	$(7,044)	$4,792

SELECTED BALANCE SHEET DATA

	September 30,	December 31,
	2005	2004

Total Assets	$263,645	$252,266
Total Liabilities	207,003	177,662
Stockholders’ Equity	56,642	74,604

(more)

EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure that management believes is useful because it allows investors and management to evaluate and compare our operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures.  Management internally evaluates the performance of its properties using EBITDA measures as do most analysts following the gaming industry.  EBITDA is also a key component of certain financial covenants in our debt agreements.  This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net income, nor should it be considered as an indicator of our overall financial performance.  Our calculation of EBITDA may be different from the calculation used by other companies and comparability may be limited.

EBITDA RECONCILIATION

(dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net (loss) income as reported above	$(8,862)	$(1,068)	$(7,044)	$4,792
Add:
Interest, net	5,630	4,940	16,491	14,749
Depreciation and amortization	2,702	2,426	7,870	7,392
Income tax expense	423	0	423	0
EBITDA	$(107)	$6,298	$17,740	$26,933

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